Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

June 14, 2019

Change Healthcare Inc.

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Ladies and Gentlemen:

We have acted as counsel to Change Healthcare Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-230345) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of 49,285,713 shares of Common Stock, par value $0.001 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”).

We have examined the Registration Statement and a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”), which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Change Healthcare Inc.	- 2 -	June 14, 2019

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Certificate is filed with the Secretary of State for the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any of the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (1) when the Pricing Committee of the Board of Directors of the Company (the “Pricing Committee”) has taken all necessary corporate action to authorize and approve the issuance of the Shares, (2) when the Amended Certificate has been duly filed with the Secretary of State for the State of Delaware and (3) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board of Directors of the Company or the Pricing Committee, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP